Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Mereo BioPharma Group plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value £0.003 per share (1)	457(c)	26,638,972	$0.6990	$18,620,641.43	.00015310	$2,850.82

Fees Previously Paid	—	—	—	—	—	—	—	$0

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—

		Total Offering Amounts			$0.6990	$18,620,641.43	.00015310	$2,850.82

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fees Due						$2,850.82

(1)

The ordinary shares registered hereby will be represented by the registrant’s American Depositary Shares (“ADSs”), with each ADS representing five (5) of our ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby will have been registered under separate registration statements on Form F-6 (File No. 333-223890, File No. 333-249338 and File No. 333-258824).

(2)

Consists of shares of our ordinary shares issued to the selling shareholders or issuable to the selling shareholders upon the exercise of warrants or conversion of convertible loan notes. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated using the average of the high and low prices of the ADSs as reported on the Nasdaq Global Market on November 20, 2024, which date is within five (5) business days prior to the filing of this registration statement, divided by five (5).